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[Team Health Logo]

FOR IMMEDIATE RELEASE                                      Contact:
---------------------
                                                           Team Health, Inc.
                                                           Knoxville, Tennessee
                                                           David Jones, CFO
                                                           (865) 693-1000


                Team Health Announces Second Quarter 2003 Results
                -------------------------------------------------

KNOXVILLE, Tenn. - August 11, 2003 - Team Health, Inc. today announced results for its second quarter ended June 30, 2003.

For the second quarter of 2003, net revenue less provision for uncollectibles ("revenue less provision") increased 22.6% to $250.1 million from $204.1 million in the second quarter of 2002. The increase in net revenue less provision includes an increase of $15.4 million from acquisitions between periods. Same contract revenue less provision increased $15.2 million, or 8.4%, to $196.5 million in 2003 from $181.3 million in 2002. The Company reported net earnings of $7.7 million in the second quarter of 2003 versus $2.3 million in the second quarter of 2002. Net earnings in 2002 were impacted by a pre-tax loss of $3.4 million associated with the refinancing of the Company's bank debt.

Net revenue less provision for the six months ended June 30, 2003 increased 29.6% to $488.5 million from $377.0 million in the prior year. The increase in net revenue less provision includes $56.0 million from acquisitions between periods. Same contract revenue less provision increased $24.7 million, or 7.5%, to $352.2 million in 2003 from $327.5 million in 2002. During the first quarter of 2003, the Company recorded a provision for expected professional liability losses in


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excess of insured limits of $50.8 million. The provision relates to the
Company's aggregate loss limitation under a commercial insurance professional liability policy that ended March 11, 2003. The Company reported a net loss of $17.1 million and net earnings of $7.4 million in the first six months of 2003 and 2002, respectively.

As of June 30, 2003, Team Health had cash of $34.1 million and $73.2 million of available capacity under its revolving credit facility. During the quarter, Team Health repaid $12.8 million of outstanding debt and total indebtedness as of June 30, 2003 declined to $305.4 million. Cash flow provided by operations (after interest, taxes and changes in working capital) for the first six months ended June 30, 2003 was $11.7 million compared to $14.1 million in 2002. The decrease between periods was principally due to the payment of a $30.6 million premium for tail liability coverage associated with the Company's former professional liability program during the second quarter of 2003.

Lynn Massingale, M.D., President and CEO of Team Health said, "We are pleased with our financial results for the second quarter of 2003 that include significant increases in net revenue and net earnings over the prior year. These favorable financial results were achieved in the face of a year over year increase in professional liability costs of 48%, reflecting the significant challenges that remain in the area of professional liability insurance on a nationwide basis. We have increased our focus on the management of our cost structure and have benefited from increased emergency department patient volume and reimbursement. The enhanced reimbursement per patient visit is the result of experiencing increased reimbursement and acuity per patient encounter on average, including the impact of reimbursement negotiations with managed care providers.

"We are disappointed that a national and comprehensive program of malpractice reform seems to have lost momentum in the past few weeks and continue to work with contacts at the national level to encourage appropriate malpractice reform efforts by Congress. We are pleased to see that many states have recognized the severe negative impact that the current malpractice crisis has on the cost and access to healthcare by patients and have started to enact state level reforms on their own.

"Recognizing that providing outstanding patient care is critical to our success, Team Health is continuing with its efforts to work with our physician leaders around the country to develop innovative processes and tools to address risk management issues that will enhance the care that patients receive when seen by a healthcare provider affiliated with Team Health.
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"The second quarter of 2003 marks the one-year anniversary of our acquisition of
Spectrum  Healthcare  Resources.   From  inception,   the  integration  of  this
significant acquisition has gone very smoothly and we continue to be pleased with the financial results achieved. Spectrum has continued during the second quarter to work with our country's military to meet the healthcare staffing needs of military treatment facilities resulting from the deployment of military healthcare providers to the Middle East.

"As we look ahead, the military treatment facility reimbursement system known as TRICARE is undergoing significant planned structural changes that will impact managed care organizations and providers currently servicing the military. The award of certain service contracts under the revised Tricare system is imminent. Spectrum stands poised to continue its high standard of service to the military and its dependents under the new organizational service structure.

"Although many challenges remain within healthcare today, we are pleased to be able to work with outstanding healthcare providers and employees to take on these challenges for the ultimate benefit of our clients and their patients."

About Team Health
-----------------

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 7,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to over 450 civilian and military hospitals, surgical centers, imaging centers and clinics in 43 states. For more information about Team Health, visit www.teamhealth.com.

As previously announced, Team Health will hold an investor conference call at 9:00 a.m. Eastern Time on August 12, 2003. All interested parties may listen to the call by calling (877) 234-1830. A taped replay of the call will be available after 12:00 p.m. Eastern Time Tuesday, August 12, 2003, through midnight on August 19, 2003, by calling (800) 642-1687, access code 2139205.

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for purposes of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and
Section 27A of the Securities Act of 1933 (the "Securities Act"). Team Health, Inc. (the "Company") cautions readers that such "forward looking statements",

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including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Moreover, the Company, through its senior management, may from time to time make "forward looking statements" about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update "forward looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.


                               - tables attached -

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                                Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                   (unaudited)

                                                             Three Months Ended
                                                                   June 30,
                                                             ------------------
                                                                2003    2002
                                                                ----    ----
                                                                (Unaudited)
                                                               (In thousands)

Net revenue                                                 $ 358,979 $ 295,311
Provision for uncollectibles                                  108,848    91,256
                                                            --------- ---------
   Net revenue less provision for uncollectibles              250,131   204,055
Cost of services rendered
   Professional service expenses                              187,001   155,132
   Professional liability costs                                14,535     9,803
                                                            --------- ---------
      Gross Profit                                             48,595    39,120
General and administrative expenses                            24,460    19,787
Management fee and other expenses                                 128       124
Depreciation and amortization                                   5,598     5,019
Interest expense, net                                           6,178     5,889
Refinancing costs                                                   -     3,389
                                                            --------- ---------
      Earnings before income taxes                             12,231     4,912
Provision for income taxes                                      4,553     2,585
                                                            --------- ---------
Net earnings                                                    7,678     2,327
Dividends on preferred stock                                    3,600     3,286
                                                            --------- ---------
   Net earnings (loss) attributable to common stockholders  $   4,078 $    (959)
                                                            ========= =========










                                     -more-


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                                Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                   (unaudited)


                                                       Six Months Ended
                                                           June 30,
                                                   -----------------------
                                                      2003           2002
                                                      ----           ----
                                                          (Unaudited)
                                                        (In thousands)


Net revenue                                        $  709,118   $  559,038
Provision for uncollectibles                          220,573      182,073
                                                   ----------   ----------
  Net revenue less provision for
    uncollectibles                                    488,545      376,965
Cost of services rendered
  Professional service expenses                       368,997      284,664
  Professional liability costs                         76,078       17,798
                                                   ----------   ----------
    Gross profit                                       43,470       74,503
General and administrative expenses                    45,923       36,973
Management fee and other expenses                         253          262
Depreciation and amortization                          11,121        8,587
Interest expense, net                                  12,393       11,165
Refinancing costs                                           -        3,389
                                                   ----------   ----------
    Earnings (loss) before income taxes
     and cumulative effect of change
     in accounting principle                          (26,220)      14,127
Provision (benefit) for income taxes                   (9,089)       6,410
                                                   ----------   ----------
    Earnings (loss) before cumulative
     effect of change in accounting principle         (17,131)       7,717
Cumulative effect of change in accounting principle
    net of taxes of $209                                    -         (294)
                                                   ----------   ----------
Net earnings (loss)                                   (17,131)       7,423
Dividends on preferred stock                            7,161        6,511
                                                   ----------   ----------
  Net earnings (loss) attributable to
   common stockholders                             $  (24,292)  $      912
                                                   ==========   ==========











                                     -more-

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                                Team Health, Inc.
                            Supplemental Information
                                 (in thousands)
                                   (unaudited)


                                                       June 30,     December 31,
                                                         2003           2002
                                                         ----           ----

Cash and cash equivalents                           $   34,086     $     47,789
Long-term debt, including current portion              305,410          320,500
Accounts receivable, net                               163,077          156,449
Capital expenditures, year to date                       5,891            9,796






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